Exhibit 4.2a

IPSCO Inc.

2005 Form 10-K

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of February 13, 2006 (this “First Supplemental Indenture”), by and between IPSCO Inc., (the “Company”) and Wells Fargo Bank, N.A. (as successor by merger with Wells Fargo Bank Minnesota N.A.), as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have entered into that certain Indenture, dated as of June 18, 2003, providing for the issuance and delivery by the Company of the Company’s 8.75% Senior Notes ( the “Securities” and each a “series” of Securities); and

WHEREAS, there is currently outstanding under the Indenture an aggregate principal amount of $143,855,000; and

WHEREAS, Section 8.01 of the Indenture provides that the Company, when authorized by Board Resolution, and the Trustee may, amend or supplement the Indenture with respect to such Securities, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture which does not materially adversely affect any rights of any Holder without the consent of the Securities Holders; and

WHEREAS, the Company has received and delivered to the Trustee an Officers’ Certificate to effect the Proposed Amendment under the Indenture so certifying; and

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this First Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of each series of the Securities:

AMENDMENT

1.1                               Amendment of Section 1.01

The definition of  “GAAP” shall be deleted and replaced with the following definition;

“GAAP” means, the generally accepted accounting principals which are in effect from time to time in the United States applied on a consistent basis.

MISCELLANEOUS

1.2                               EFFECTIVE DATE The effective date of this amendment will be December 31, 2005.

1.3                               INTERPRETION Upon execution and delivery of this First Supplemental Indenture, the Indenture shall be modified and amended in accordance with this First Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this First Supplemental Indenture will control. The Indenture, as modified and amended by this First Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every holder of Securities. In case of conflict between the terms and conditions contained in the Securities and those contained in the Indenture, as modified and amended by this First Supplemental Indenture, the provisions of the Indenture, as modified and amended by this First Supplemental Indenture, shall control.

1.4                               CONFLICTS WITH THE TRUST INDENTURE ACT If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture.

1.5                               SEVERABILITY In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

1.6                               TERMS DEFINED IN THE INDENTURE All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

1.7                               HEADINGS The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

1.8                               BENEFITS UNDER THE FIRST SUPPLEMENTAL INDENTURE Nothing in this First Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Securities.

1.9                               SUCCESSORS All agreements of the Company in this First Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

1.10                        THE TRUSTEE The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

1.11                        CERTAIN DUTIES AND RESPONSIBILITIES OF THE TRUSTEE In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

1.12                        GOVERNING LAW THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this First Supplemental Indenture.

1.13                        COUNTERPART ORIGINALS The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

Wells Fargo Bank, N.A., as Trustee

/s/ Lynn M. Steiner
Per:

IPSCO Inc.

/s/ Vicki L. Avril
Per:

/s/ Leslie T. Lederer
Per: